Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
     203.614.5600

Frontier Communications Elects Virginia P. Ruesterholz to Board of Directors

STAMFORD, Conn., July 31, 2013 -- Frontier Communications Corporation (NASDAQ: FTR) today announced the election of Virginia P. Ruesterholz, former President of Verizon Services Operations, to its Board of Directors.  Ms. Ruesterholz will serve on the Board’s Compensation Committee and its Retirement Plan Committee.

“Virginia Ruesterholz had a leading role in developing Verizon’s network, technology and growth strategies.  Her in-depth knowledge of communications – wireline, IP, video and more – and expertise in all aspects of operations and customer and vendor support -- will help Frontier enhance shareholder and customer value,” said Maggie Wilderotter, Chairman and CEO of Frontier.

Howard L. Schrott, Lead Director of the Frontier Board, added, “As a veteran of a Dow 30 company focused on innovation and traditional and nontraditional growth, operational and technical excellence and multichannel strategies, Virginia will be a valued member of our Board.”

In July 2012, Ms. Ruesterholz retired as Executive Vice President of Verizon Communications where she was responsible for overseeing key strategic initiatives.  She previously served as President of Verizon Services Operations, a $10 billion global business unit of 25,000 employees that operates the company’s wireline networks and shared service operations.  As President, she accelerated Verizon’s sustainability practices, positioning it as a green leader and award winner for sustainability achievements.  At the same time, her efficiency and productivity initiatives drove wireline margin growth and achieved significant gains in operational efficiencies and cost management.

Earlier, as President of Verizon Telecom, she was responsible for sales, customer service, operations and IT for domestic consumer, general business and wholesale markets and drove the rollout of FiOS.  As President of Verizon Partner Solutions, she oversaw the company’s wholesale customers and enterprise business accounts.  Other senior positions held by Ms. Ruesterholz include President of Verizon Wholesale Markets and roles in regional operations and operations assurance.

A graduate of Stevens Institute of Technology with a Bachelor’s degree in Chemical Engineering, Ms. Ruesterholz earned a Master’s of Science degree in Telecommunications Management from the Polytechnic Institute of Brooklyn (now the Polytechnic Institute of New York University).  She received an Honorary Doctorate of Engineering from Stevens Institute of Technology and is currently Chairman of its Board of Trustees.  Ms. Ruesterholz also serves on the Board of Directors for The Hartford, a leader in property and casualty insurance, group benefits and mutual funds.

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) is an S&P 500 company and is included in the FORTUNE 500 list of America’s largest corporations. Frontier offers broadband, voice, satellite video, wireless Internet data access, entertainment services like TumTiki.com, data security solutions through Frontier Secure, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states. Frontier’s approximately 14,400 employees are based entirely in the United States. More information is available at www.frontier.com.

Contacts
Steve Crosby	Brigid Smith
916-686-3333	203-614-5042
steven.crosby@ftr.com	brigid.smith@ftr.com

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